Exhibit 99.1

PRESS RELEASE

Cool Holdings Announces $3.5 Million Financing

Funding for Simply Mac Acquisition and Working Capital

MIAMI, May 22, 2019 – Cool Holdings, Inc. (“Cool Holdings” or the “Company”) (NASDAQ: AWSM) today announced that it has closed a private placement of 12% unsecured convertible notes (the “Notes”) and warrants wherein it raised aggregate gross proceeds of $3.5 million.  The Notes mature 12 months after issuance, with principal and interest convertible into shares of the Company’s common stock (the “Conversion Shares”) beginning six months after the date of issuance at $2.78 per share.  Investors in the Notes also received a warrant to purchase one-half of one share of common stock for each Conversion Share issuable under the notes at an exercise price of $2.72 per share (each full warrant, a “Warrant”). The Warrants are exercisable into a maximum of 629,500 Conversion Shares beginning six months after issuance and expire 36 months from the date of issuance.

The Notes were issued in the United States pursuant to an exemption from registration under Rule 506(b) of Regulation D under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). The Notes were also issued offshore pursuant to Rule 903 of Regulation S under the U.S. Securities Act.

Commenting on the fundraising, Mauricio Diaz, Chief Executive Officer of Cool Holdings stated: “We intend to use the proceeds from this offering for current working capital needs and to fund the acquisition of Simply Mac, Inc. that we announced on May 9, 2019.  Simply Mac, based in Salt Lake City, Utah, is the largest Apple Premier Partner in the United States, and operates 43 stores in 18 states. Upon closing, we will have 59 stores with 46 in the U.S., 6 in Argentina and 7 in the Dominican Republic, and a clear focus on North America, including potential opportunities in Canada.”

About Cool Holdings, Inc.

Cool Holdings is a Miami-based company focused on premium retail brands.  It is currently comprised of OneClick®, a chain of retail stores and an authorized reseller under the Apple® Premier Partner, APR (Apple® Premium Reseller) and AAR MB (Apple® Authorized Reseller Mono-Brand) programs and Cooltech Distribution, an authorized distributor to the OneClick® stores and other resellers of Apple® products and other high-profile consumer electronic brands.  Additional information can be found on its website at www.coolholdings.com.

Forward-looking and cautionary statements

Forward-looking statements in this press release and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, including those related to synergies with Simply Mac, increases in sales, gross margin and profitability, expansion of our stores in various geographic regions, and continuation of our license agreements with Apple®, involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements, including actions by third parties, such as Apple®. These factors include, but are not limited to, risks arising from prevailing market conditions and the impact of general economic industry or political conditions in the United States or globally. A list and description of these and other risk factors can be found in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which can be reviewed at www.sec.gov. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Apple® is the registered trademark of Apple Inc.

Contact:

Vernon A. LoForti
vern.loforti@infosonics.com
858-373-1675

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